Consent of Independent Auditors

          We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-57896 and Form S-3 No. 33-48437) and each related Prospectus pertaining to the 1982 Stock Option Plan, 1992 Stock Option Plan, Non-Qualified Stock Option Plan Agreements and Consultant Agreement and the registration of 960,000 shares of common stock of CompuMed, Inc., of our report dated November 19, 1996, with respect to the consolidated financial statements of CompuMed, Inc. and subsidiaries included in its Annual Report (Form 10-KSB) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.



                                             /s/ Ernst & Young LLP
                                             Ernst & Young  LLP

          Los Angeles, California
          December 18, 1996